UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 15, 2014

GRAFTECH INTERNATIONAL LTD.
(Exact Name of Registrant as Specified in its Charter)

Delaware	1-13888	27-2496053
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

12900 Snow Road
Parma, Ohio 44130
(Address of Principal Executive Offices, including Zip Code)

Registrant’s Telephone Number, including Area Code: 216-676-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07.  Submission of Matters to a Vote of Security Holders.

On May 15, 2014, GrafTech International Ltd. (the “Company”) held its annual meeting of stockholders at the Company’s headquarters, located at 12900 Snow Road, Parma, Ohio, 44130 (the “Annual Meeting”). The final voting results for each of the proposals submitted to a vote of security holders at the Annual Meeting are set forth below.
Proposal 1- resulted in approval of the election of seven members to the board of directors, each to serve until the 2015 annual meeting of stockholders and until his or her successor is duly elected and qualified or until their earlier death, resignation or removal.

	Votes For	Votes Withheld	Broker Non-Votes
Randy W. Carson	114,818,731	7,054,988	355,644
Thomas A. Danjczek	114,834,561	7,039,158	355,644
Joel L. Hawthorne	121,318,797	554,922	355,644
M. Catherine Morris	114,602,250	7,042,586	355,644
Nathan Milikowsky	76,119,002	17,721,657	355,644
Karen Finerman	93,474,426	595,116	355,644
David R. Jardini	94,213,087	112,830	355,644

Proposal 2 – resulted in 98.95% of the votes cast (not including abstentions) approving, by a non-binding advisory vote, our executive compensation.

Votes For	Votes Against	Abstentions	Broker Non-Votes
113,141,875	1,198,171	7,533,673	355,644

Proposal 3 – resulted in 98.81 % of the votes cast (not including abstentions) approving the material terms of the performance goals under the Executive Incentive Compensation Plan for income tax deductibility.

Votes For	Votes Against	Abstentions	Broker Non-Votes
119,388,210	1,435,152	1,050,537	355,644

Proposal 4 – resulted in 99.72% of the votes cast (not including abstentions), approving the ratification of the appointment of PricewaterhouseCoopers as the Company’s independent registered public accounting firm for the year ending December 31, 2014.

Votes For	Votes Against	Abstentions	Broker Non-Votes
121,705,166	345,820	178,377	n/a

Proposal 5 – resulted in 64.83% of the shares outstanding, failing to receive the affirmative vote of the holders of 67% of shares outstanding, which was required to adopt the stockholder proposal to repeal certain provisions of the Company’s by-laws that were not in effect as of September 30, 2012.

Votes For	Votes Against	Abstentions	Broker Non-Votes
88,284,855	26,815,366	6,773,498	355,644

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

GRAFTECH INTERNATIONAL LTD.

Date: May 21, 2014	By:	/s/John D. Moran
John D. Moran Vice President, General Counsel and Secretary